 FOR IMMEDIATE RELEASE

October 1, 2003

Contact:
John Woodlief
Vice-President - Finance and
Chief Financial Officer
704-372-5404

RUDDICK CORPORATION ANNOUNCES A&E U.S. PLANT CLOSING

Charlotte, N.C. - Ruddick Corporation (NYSE: RDK) announced that its sewing thread subsidiary, American & Efird (A&E), is closing its thread yarn spinning plant in Maiden, NC. Business conditions for textile and apparel manufacturers in North America continue to be very weak and many of A&E's customers have closed their operations or have shifted their manufacturing requirements outside of this region. As a result of this continuing shift of A&E's customer base, increased apparel imports from Asia, and weak business conditions, A&E was forced to reduce its U.S. thread spinning production capacity to meet current and projected demand.

The manufacturing operations at the Maiden Plant will be closed in December, 2003, and the thread yarn products currently produced at the plant will be manufactured at other A&E yarn spinning plants in the U.S. The plant closing will result in the loss of 125 jobs. Severance arrangements will be made for all associates, provided they continue to work during the transition period or are released by A&E. Following the plant closing, A&E will continue to operate 8 manufacturing facilities in North Carolina.

"We regret having to take this action. However, many of A&E's customers have been unable to compete with the flood of apparel imports as evidenced by numerous closings of U.S. textile and apparel plants over the past number of months," said Thomas W. Dickson, President and CEO of Ruddick Corporation. Dickson added that " We appreciate the loyal and dedicated service of our associates at the Maiden Plant and we are encouraging them to apply for any available position that may exist now or in the future at our other facilities."

As a result of the plant closing, a pre-tax charge of approximately $600,000 relating to impairment charges will be taken in the Company's fourth quarter of fiscal year 2003 ending September 28, 2003, and approximately $500,000 for severance related charges in its first quarter of fiscal year 2004 ending December 28, 2003. The earnings impact of these charges, after an income tax benefit, is expected to reduce net income per diluted share by approximately $0.01 in the Company's fourth quarter of fiscal year 2003, and approximately $0.01 in its first quarter of fiscal year 2004.

This news release contains forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states; and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.